Exhibit 10.7
RESTRICTED SHARE AGREEMENT
(Under the Kaman Corporation
Amended and Restated 2013 Management Incentive Plan)

THIS RESTRICTED SHARE AGREEMENT (this “Agreement”), is made and entered into as of the day of _ , 20 , by and between KAMAN CORPORATION, a Connecticut corporation with its principal office in Bloomfield, Connecticut (the “Company”), and
«FIRST_NAME» «MI» «LAST_NAME», (the “Participant”).

Grant Date:             [Insert Date]     Number of Restricted Shares:     [Insert Number of Shares]

1.Restricted Share Award.

(a)Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to the Participant, effective as of the Grant Date set forth above (the “Grant Date”), the number of Restricted Shares set forth above (the “Restricted Shares”). The Restricted Shares are granted under, and are subject to all of the terms and provisions of, the Kaman Corporation Amended and Restated 2013 Management Incentive Plan (the “Plan”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

(b)The number of Restricted Shares shall be transferred to the Participant as additional compensation for services rendered to the Company or one of its Subsidiaries. The Restricted Shares may be subject to forfeiture during a specified time period, as more particularly described in Sections 2 and 3 of this Agreement.

(c)In order for the transfer of Restricted Shares to occur, each Participant must execute and deliver a copy of this Agreement to the Chief Human Resources Officer of the Company (the “Custodian”) at the Company’s principal executive offices located in Bloomfield, Connecticut, within sixty (60) days of the Grant Date. Promptly thereafter, the Restricted Shares shall be issued in uncertificated form and recorded on the shareholder records maintained by the Transfer Agent and Registrar of the Company’s Common Stock (the “Transfer Agent”). If the Restricted Shares are subject to forfeiture, the Custodian will cause a notation to be placed on such records restricting any transfer of the Restricted Shares until the end of the applicable Installment Restriction Period described in Section 2 of this Agreement. Restricted Shares not subject to forfeiture at the Grant Date shall also be promptly issued in uncertificated form to the Participant but without such restrictive notation.

(d)Effective upon the date of issuance to the Participant of the Restricted Shares registered in the Participant’s name, the Participant will be a holder of record of the Restricted Shares and will have, subject to the terms and conditions of this Agreement, all rights of a shareholder with respect to such Shares including the right to vote such Shares at any meeting of shareholders of the Company at which such Shares are entitled to vote and the right to receive all distributions of any kind paid with respect to such Shares. If distributions are paid in the form of Shares, any such Shares will be deemed additional “Restricted Shares” hereunder, will be subject to forfeiture if and to the same extent as the Shares with respect to which such Shares are paid as a dividend and will be issued in the same manner as provided in subsection (c) above.

2.Lapse of Restrictions.

(a)All restrictions set forth in Section 3 below will lapse in their entirety with respect to one-third (33.33%) of the Restricted Shares on each of the following dates:

March 1, 20
March 1, 20
March 1, 20

Each such period is called an “Installment Restriction Period.” Installment Restriction Periods are collectively referred to as the “Restriction Period.” Subject to the following provisions, Restricted Shares subject to an Installment Restriction Period shall, as of the end of that Installment Restriction Period, be no longer subject to forfeiture (e.g., they will become “vested”).

(b)As soon as reasonably practicable after the end of an Installment Restriction Period, the Custodian will instruct the Transfer Agent to remove the transfer restriction notation referred to in Section 1(c) of this Agreement; provided, however, that the Custodian shall not issue such instruction until the Participant has either (i) paid, or (ii) made provisions satisfactory to the Committee for the payment of, all applicable tax withholding obligations.

(c)If the Participant’s employment with or other service to the Company or a Subsidiary terminates during the Restriction Period because of death or Disability (as defined in Section 22(e)(3) of the Code), effective on the date of that event all restrictions set forth in Section 3 of this Agreement will lapse in their entirety with respect to all of the Restricted Shares and all such Shares shall be vested.

(d)The vesting of Restricted Shares under this Agreement will result in the Participant’s recognition of income for federal and state tax purposes (and/or foreign tax purposes, if applicable) and shall be subject to all applicable tax and tax withholding requirements. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state, local and foreign taxes (including Participant’s FICA or employment tax obligations) required by law to be withheld with respect to the vesting of the Restricted Shares. The Company may, in its sole discretion and in satisfaction of the foregoing requirement, withhold, or allow the Participant to elect to have the Company withhold, Shares otherwise issuable upon the vesting of any of the Restricted Shares (or allow the surrender of Shares). Unless otherwise determined by the Committee, the number of Shares so withheld or surrendered shall be limited to the number of Shares that have a Fair Market Value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to supplemental taxable income. For purposes of this paragraph, such withheld or surrendered Shares shall be valued at the closing price of the Company’s Common Stock in the New York Stock Exchange on the most recent trading day preceding the date of determination on which sales of the Shares occurred.

3.Restrictions. The Restricted Shares are restricted and subject to forfeiture in accordance with and subject to the following provisions:

(a)Except as provided in Sections 2(c) and 3(b), if the Participant’s employment with or other service to the Company or a Subsidiary terminates during the Restriction Period, then effective upon the date of termination, all Restricted Shares which are not vested shall automatically be forfeited to the Company. Employment or other service will not be deemed to have terminated for this purpose by reason of a leave of absence approved by the Committee.

(b)In the event that the Participant’s employment with the Company or a Subsidiary terminates other than for “Cause” (as defined below) (i) after attaining age 62 with at least five years of employment service or (ii) after attaining age 65 (a “Retirement”) during the Restriction Period, effective upon such Retirement the Restricted Shares which are not vested will automatically be vested. For purposes of this Agreement, “Cause” means (x) the willful refusal by the Participant to perform proper responsibilities of the Participant’s position with the Company or a Subsidiary, (y) a violation of law by the Participant which adversely affects the assets, financial position or reputation of the Company or a Subsidiary, or (z) a violation by the Participant of any code of ethics, code of conduct or similar policy maintained by the Company or a Subsidiary. A Participant’s service shall be deemed to have terminated for Cause if, after the Participant’s service has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

(c)None of the Restricted Shares, nor the Participant’s interest in any of the Restricted Shares, may be encumbered, sold, assigned, transferred, pledged or otherwise disposed of at any time during the Restriction Period. In the event of any such action, all then Restricted Shares shall automatically be forfeited to the Company effective upon the date of such event. The Participant will repay to the Company all dividends, if any, paid on or after the date of the event with respect to the forfeited Shares.

(d)If the Participant at any time forfeits Restricted Shares pursuant to this Agreement, the Custodian is authorized to cause such forfeited Shares to be cancelled and transferred to the Company. All of the Participant’s rights to and interest in the Restricted Shares shall terminate upon forfeiture without payment of consideration.

(e)If Restricted Shares are forfeited under this Agreement, the Custodian shall direct the Transfer Agent to make appropriate entries upon its records showing the cancellation of the Restricted Shares and to return the Shares to the Company.

(f)The Committee shall make all determinations in connection with this Agreement, including determinations as to whether an event has occurred resulting in the forfeiture of or lapse of restrictions on Restricted Shares and all such determinations of the Committee shall be final and conclusive.

4.Appointment of Agent. By executing this Agreement, the Participant, if the Restricted Shares are subject to forfeiture, irrevocably nominates, constitutes and appoints the Custodian as his or her agent and attorney-in-fact for purposes of surrendering or transferring the Restricted Shares to the Company upon any forfeiture required or authorized by this Agreement. This power is intended as a power coupled with an interest and shall survive the Participant’s death. In addition, it is intended as a durable power and shall survive the Participant’s Disability.

5.No Employment Rights. No provision of this Agreement shall:

(a)confer or be deemed to confer upon the Participant any right to continue in the employ of the Company or any Subsidiary or in any way affect the right of the Company or any Subsidiary to dismiss or otherwise terminate the Participant’s employment at any time for any reason with or without Cause, or

(b)be construed to impose upon the Company or any Subsidiary any liability for any forfeiture of Restricted Shares which may result under this Agreement if the Participant’s employment is so terminated, or

(c)affect the Company’s right to terminate or modify any contractual relationship with a Participant, who is not an employee of the Company or a Subsidiary.

6.No Liability for Business Acts or Omissions.

(a)The Participant recognizes and agrees that the Board or the officers, agents or employees of the Company, including the Custodian, their conduct of the business and affairs of the Company, may cause the Company to act, or to omit to act, in a manner that may, directly or indirectly, prevent the Restricted Shares from vesting under this Agreement. No provision of this Agreement shall be interpreted or construed to impose any liability upon the Company, the Board or any officer, agent or employee of the Company, including the Custodian for any forfeiture of Restricted Shares that may result, directly or indirectly, from any such action or omission.

(b)In the event of recapitalization, stock split, stock dividend, divisive reorganization or other change in capitalization affecting the Company’s Shares, an appropriate adjustment will be made in respect of the Restricted Shares. Any new or additional or different Shares or securities issued as the result of such an adjustment will be deemed included within the term “Restricted Shares” hereunder, will be subject to forfeiture if and to the same extent as the Shares with respect to which such adjustment is made and will be issued in the same manner as provided in Section 1(c) of this Agreement.

7.Interpretation. This Agreement shall at all times be interpreted, administered and applied in a manner consistent with the provisions of the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control and the Plan is incorporated herein by reference.

8.Amendment; Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Committee; provided, that no such amendment or modification shall adversely affect the Grantee's material rights under this Agreement without the Grantee's consent, except to comply with laws, regulations or rules under Section 18.8 of the Plan.

9.Complete Agreement. This Agreement and the terms and provisions of the Plan contain the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreements or understandings with respect thereto.

10.Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant, his or her heirs, devisees and legal representatives.

11.Legal Representative. In the event of the Participant’s death or a judicial determination of his or her incompetence, reference in this Agreement to the Participant shall be deemed to refer to his or her legal representative, heirs or devisees, as the case may be.

12.Business Day. If any event provided for in this Agreement is scheduled to take place on a day on which the Company’s corporate offices are not open for business, such event shall take place on the next succeeding day on which the Company’s corporate offices are open for business.

13.Titles. The titles to sections or paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section or paragraph.

14.Consent to Transfer of Data. By accepting this Agreement, the Participant hereby consents to the collection, use, disclosure, and transfer (including overseas) of such Participant’s personal data in connection with, or as necessary or appropriate for, the administration of this award and the Plan under which it is issued, including without limitation to Solium Capital LLC and Morgan Stanley Smith Barney LLC (collectively with their respective affiliates, “Shareworks”), service providers which are assisting the Company with the implementation and administration of the Plan. The Company may select one or more different service providers or additional service providers and share personal data with such other service providers in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service providers, with such agreement being a condition to the ability to participate in the Plan and access any Participant portal that may be provided by service provider.

15.Notices.

(a)Any notice to the Company pursuant to any provision of this Agreement will be deemed to have been delivered when delivered in person to the President or Secretary of the Company, when deposited in the United States mail, addressed to the President or Secretary of the Company, at the Company’s corporate offices, when delivered to the President or Secretary of the Company by electronic mail, or when delivered to such other address as the Company may from time to time designate in writing.

(b)Any notice to the Participant pursuant to any provision of this Agreement will be deemed to have been delivered when delivered to the Participant in person, when deposited in the United States mail, addressed to the Participant at the address on the shareholder records of the Company, when delivered to the Participant by electronic mail, or when delivered to such other address as the Participant may from time to time designate in writing.

16.Administration And Interpretation. The administration of the Restricted Share Award evidenced by this Agreement shall be subject to such rules and regulations as the Committee deems necessary or advisable for the administration of the Plan. The determination or the interpretation and construction of any provision of this Agreement and the Plan by the Committee shall be final and conclusive upon all concerned, unless otherwise determined by the Board of Directors of the Company. This Agreement shall at all times be interpreted and applied in a manner consistent with the provisions of the Plan, and in the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control, the terms of the Plan being incorporated herein by reference.

17.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

18.Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.

19.Compensation Recovery. The Company may cancel, forfeit or recoup any rights or benefits of, or payments to, the Participant hereunder, including but not limited to any Shares issued by the Company following vesting of the Restricted Shares under this Agreement or the proceeds from the sale of any such Shares, under any compensation recovery policy that it may establish and maintain from time to time, to meet listing requirements that may be imposed in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise. The Company shall delay the exercise of its rights under this Section for the period as may be required to preserve equity accounting treatment.

20.Taxes; Limitation on Excess Parachute Payments. The settlement of this Award is conditioned on the Participant making arrangements reasonably satisfactory to the Company for the withholding of all applicable federal, state, local or foreign taxes as may be required under applicable law. The Participant shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under this Award Agreement. Notwithstanding any other provision in this Award Agreement to the contrary, any payment or benefit received or to be received by the Participant in connection with a Change in Control or the termination of employment (whether payable under the terms of this Award Agreement or any other plan, arrangement or agreement with the Company or one of its Subsidiaries (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made. Whether and how the limitation under this Section 20 is applicable shall be determined under the Section 280G Rules set forth in Exhibit A, which shall be enforceable as if set forth in this Award Agreement.

21.Changes to Award Administration. Notwithstanding any other provision herein to the contrary, the Company or the Custodian may provide an alternative process for delivery to the Custodian of an executed copy of this Agreement, and may change the method and process for the issuance, recordation and delivery of the Restricted Shares to or for the benefit of Participant (including at vesting) and for the maintenance of Participant’s account. Without limiting the generality of the foregoing, the Company or the Custodian may select one or more service providers, including the Transfer Agent and Shareworks, to assist with the maintenance and administration of the Plan and Participant’s account, and may deliver the Restricted Shares in book-entry form and/or through electronic delivery of the Restricted Shares to a brokerage account for the benefit of the Participant. Participant hereby agrees that Section 14 and this Section 21 shall apply to all other outstanding awards granted to Participant under the Plan, any predecessor plan or the Kaman Corporation 2003 Stock Incentive Plan, including any awards granted pursuant to Restricted Share Agreements, Non-Statutory Stock Option Agreements, Performance Stock Unit Agreements, and Restricted Stock Unit Agreements, as if this provision were set out in such award agreements.

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed, as of the date first written above.

KAMAN CORPORATION

By: Name:
Title:

PARTICIPANT

«FIRST_NAME» «MI» «LAST_NAME»

Exhibit A—Section 280G Rules To Restricted Stock Agreement
The following rules shall apply for purposes of determining whether and how the limitations provided under Section 20 are applicable to the Participant.

1.The “net after-tax benefit” shall mean (i) the Payments (as defined in Section
20) which the Participant receives or is then entitled to receive from the Company or a Subsidiary or Affiliate that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.

2.All determinations under Section 20 of this Award Agreement and this Exhibit A will be made by an accounting firm or law firm that is selected for this purpose by the Company’s Chief Executive Officer prior to a Change in Control (the “280G Firm”). All fees and expenses of the 280G Firm shall be borne by the Company. The Company will direct the 280G Firm to submit any determination it makes under Section 20 of this Award Agreement and this Exhibit A and detailed supporting calculations to both the Participant and the Company as soon as reasonably practicable.

3.If the 280G Firm determines that one or more reductions are required under Section 20 of this Award Agreement, the 280G Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash benefits, in each such case first from amounts not subject to Section 409A of the Code and then from amounts subject to Section 409A of the Code, with the Payments that otherwise would be made last in time reduced first) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Participant.

4.As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

5.The Participant will provide the 280G Firm access to, and copies of, any books, records, and documents in the Participant’s possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 20 of this Award Agreement and this Exhibit A.